Exhibit 10.3

NOBLE CORPORATION

NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT, made as of the             day of             , 201    , by and between NOBLE CORPORATION, a Swiss corporation (the “Company”), and «First_Name» «MI» «Last_Name» (“Employee”);

W I T N E S S E T H:

WHEREAS, the committee (the “Committee”) acting under the Company’s 1991 Stock Option and Restricted Stock Plan, as amended (the “Plan”), has determined that it is desirable to grant a nonqualified stock option to Employee under the Plan;

WHEREAS, pursuant to the Plan, the Committee has determined that the option so awarded shall be subject to the restrictions, terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Grant of Option, Option Period and Terms of Exercise of Option. On the terms and conditions hereinafter set forth, the Company hereby grants to Employee the option to purchase «Options» registered shares of the Company (“Shares”) at the price of $            per share, in whole at any time or in part from time to time, for a period commencing one year from the date of this Agreement and terminating on the first to occur of (i) the expiration of ten years from the date of this Agreement and (ii) the date Employee ceases for any reason to be employed by at least one of the employers in the group of employers consisting of the Company and its Affiliates (a “termination of employment”); provided that the number of Shares purchasable hereunder in any period or periods of time during which the option evidenced hereby is exercisable shall be limited as follows:

(a)	«M_1st_Year» Shares are purchasable, in whole at any time or in part from time to time, commencing one year from the date of this Agreement,

(b)	an additional «M_2nd_Year» Shares are purchasable, in whole at any time or in part from time to time, commencing two years from the date of this Agreement, and

(c)	an additional «M_3rd_Year» Shares are purchasable, in whole at any time or in part from time to time, commencing three years from the date of this Agreement.

If a termination of employment occurs after the date upon which the option first becomes exercisable and before the date that is ten years from the date hereof for any reason other than Employee’s (i) death, Disability, Retirement or (ii) within three years after the occurrence of a Change in Control, by reason of (A) the Company’s termination of Employee’s employment other than for Cause (as defined below) or (B) Employee’s termination of Employee’s employment for Good Reason (as defined below), then the option may be exercised, to the extent that Employee was entitled to exercise it at the date of such termination of employment, at any time within six months after such termination of employment but not after the expiration of the ten-year period, except that, in the event of a termination of employment of Employee for Cause, the option shall be null and void for all purposes, effective as of such date of termination. Additionally, if a termination of employment occurs after the date upon which the option first becomes exercisable and before the date that is ten years from the date hereof by reason of (1) Employee’s death, Disability or Retirement or (2) within three years after the occurrence of a Change in Control, by reason of (y) the Company’s termination of Employee’s employment other than for Cause or (z) Employee’s termination of Employee’s employment for Good Reason, then the option, including any then unvested Shares all of which shall be automatically accelerated, may be exercised at any time within five years after such termination of employment but not after the expiration of the ten-year period.

Transfer of employment without interruption of service between or among the Company and any of its Affiliates shall not be considered a termination of employment. Notwithstanding anything contained in this Agreement to the contrary, no fractional Shares may be purchased upon exercise of the option.

For purposes of this Agreement, “Cause” shall mean (i) the willful and continued failure of Employee to perform substantially Employee’s duties for the Company (other than any such failure resulting from bodily injury or disease or any other incapacity due to mental or physical illness) after a written demand for substantial performance is delivered to Employee by the Executive Vice President and Corporate Secretary of the Company, which specifically identifies the manner in which the Company believes Employee has not substantially performed Employee’s duties; or (ii) the willful engaging by Employee in illegal conduct or gross misconduct that is materially and demonstrably detrimental to the Company and/or its Affiliates, monetarily or otherwise. For purposes of this provision, no act, or failure to act, on the part of Employee shall be considered “willful” unless done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, upon the instructions of the Chief Executive Officer or another senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Company in good faith and in the best interests of the Company and its Affiliates.

For purposes of this Agreement, “Good Reason” shall mean any of the following (without Employee’s express written consent): (i) a material diminution in Employee’s base salary as of the day immediately preceding the Change in Control or (ii) the Company’s requiring Employee to be based at any office or location more than 50 miles from Employee’s principal office or location as of the day immediately preceding the Change in Control. Notwithstanding the foregoing, Employee shall not have the right to terminate Employee’s employment hereunder for Good Reason unless (1) within 60 days of the initial existence of the condition or conditions giving rise to such right Employee provides written notice to the Executive Vice President and Corporate Secretary of the Company of the existence of such condition or conditions, and (2) the Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice (the “Cure Period”). If any such condition is not remedied within the Cure Period, Employee must terminate Employee’s employment with the Company within a reasonable period of time, not to exceed 30 days, following the end of the Cure Period.

2. Agreement of Employee Regarding Employment. Employee hereby agrees to serve the Company or Affiliate by performing the duties now assigned to Employee or such other duties as may hereafter be assigned to Employee, at Employee’s present salary, with such increases and bonuses, if any, as the Company or Affiliate may authorize, for a period of at least one year from the date hereof. There is no obligation on the part of the Company or Affiliate to continue Employee’s employment for said one-year period or for any period, and nothing in this Agreement shall in any way interfere with the right of the Company or any Affiliate to terminate the employment of Employee at any time, with or without Cause.

3. Requirement of Employment. Except as provided in Paragraph 1 hereof, the option may not be exercised unless Employee is, at the time of exercise, an employee of the Company or an Affiliate.

4. Exercise of Option.

(a) The option may be exercised by notice to the Company signed by Employee which shall state the number of Shares as to which the option is exercised and shall be accompanied by the full amount of the purchase price of such Shares. The purchase price may be paid in cash or by certified check or cashier’s check or, if permitted by the Committee, in whole or in part, by the surrender of issued and outstanding Shares (including an actual or deemed multiple series of exchanges of such Shares) which shall be credited against the purchase price at the Fair Market Value of the Shares surrendered on the date of exercise of the option.

(b) Promptly after demand by the Company, and at its direction, Employee shall pay to the Company or the appropriate Affiliate an amount equal to the applicable withholding taxes due in connection with the grant, vesting and/or exercise of the option. Such withholding taxes may be paid in cash or by certified check or cashier’s check or, subject to the further provisions of this Paragraph 4(b), in whole or in part, by having the Company withhold from the Shares otherwise issuable upon exercise of the option a number of Shares having a value equal to the amount of such withholding taxes or by surrendering to the Company or the appropriate Affiliate a number of issued and outstanding Shares having a value equal to the amount of such withholding taxes. The value of any Shares so withheld by or surrendered to the Company or the appropriate Affiliate shall be based on the Fair Market Value of such Shares on the date on which the option is exercised (in the case of a withholding of Shares) or the date (which shall not be earlier than the date of the event requiring withholding) on which the Shares are surrendered (in the case of a surrender of Shares). Employee shall pay to the Company or the appropriate Affiliate in cash or by certified check or cashier’s check the amount, if any, by which the amount of such withholding taxes exceeds the value of the Shares so withheld or surrendered. Any election by Employee to have Shares withheld or to surrender Shares to pay withholding taxes must be made in writing at or prior to the time of exercise of the option (in the case of a withholding of Shares) or at or prior to the time of surrender of the Shares (in the case of a surrender of Shares).

(c) Notwithstanding anything contained in this Agreement to the contrary, at the request of Employee and to the extent permitted by applicable law, the Committee may, in its sole and absolute discretion, selectively approve arrangements with a brokerage firm or firms under which any such brokerage firm shall, on behalf of Employee, make payment in full to the Company of the aggregate purchase price of the Shares then being purchased upon exercise of the option, and the Company, pursuant to an irrevocable notice in writing from Employee, shall make prompt delivery of the purchased Shares to or on behalf of Employee. Payment in full for purposes of the immediately preceding sentence shall mean payment of the full amount due, either in cash or by certified check or cashier’s check. Any arrangements shall be subject to such rules and regulations as the Committee may adopt in connection therewith.

5. Delivery Upon Exercise of Option. Delivery of the appropriate number of Shares to or on behalf of Employee shall be made as promptly as practicable after receipt by the Company of notice of exercise and payment in full of the purchase price and, if required, the amount of any withholding taxes; provided, however, that the Company shall have such time as is necessary to qualify or register such Shares under any applicable law or governmental rule or regulation or list such Shares on any securities exchange on which the Shares are listed.

6. Transferability.

(a) Except as otherwise provided in Paragraph 6(b) below, the option evidenced hereby is not transferable otherwise than by will or by the laws of descent and distribution, or the rules thereunder, and may be exercised during the life of Employee only by Employee.

(b) Notwithstanding Paragraph 6(a), the option evidenced hereby may be transferred, in whole or in part, by Employee (i) by gift to the Immediate Family Members (as defined in Paragraph 6(c) below) of Employee, partnerships whose only partners are Employee or the Immediate Family Members of Employee, limited liability companies whose only shareholders or members are Employee or the Immediate Family Members of Employee, and trusts established solely for the benefit of Employee or the Immediate Family Members of Employee, or (ii) to any other persons or entities in the discretion of the Committee; provided, that any subsequent transfers of a transferred option shall be prohibited except those in accordance with Paragraph 6(a). Following transfer, any such option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer; provided, that for purposes of this Agreement, the term “Employee” (except as used in the next succeeding sentence) shall be deemed to refer to the transferee. The events of any termination of employment set forth in Paragraph 1 above shall continue to be applied with respect to Employee, following which any transferred options shall be exercisable by the transferee only to the extent, and for the periods, specified in Paragraph 1 above.

(c) “Immediate Family Members” as used in this Agreement shall have the meaning assigned thereto under the Plan, i.e., the spouse, former spouse, children (including stepchildren) or grandchildren of an individual.

7. Defined Terms. Unless the context clearly indicates otherwise, the capitalized terms used (and not otherwise defined) in this Agreement shall have the meanings assigned to them under the provisions of the Plan.

8. Plan Provisions. By execution of this Agreement, Employee agrees that the option and the Shares to be received upon exercise of the option shall be governed by and subject to all applicable provisions of the Plan. This Agreement is subject to the Plan, and the Plan shall govern where there is any inconsistency between the Plan and this Agreement.

9. Construction. The option evidenced hereby is not an incentive stock option under Section 422 of the Code. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof. This Agreement is governed by, and shall be construed and enforced in accordance with, the laws of the State of Texas, without regard to the principles of conflicts of laws thereof, except to the extent Texas law is preempted by Federal law of the United States or by the laws of Switzerland.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if directed in the manner specified below, to the parties at the following addresses and numbers:

(a) If to the Company, when delivered by hand, confirmed fax or mail (registered or certified mail with postage prepaid) to:

Noble Corporation

Dorfstrasse 19A

6340 Baar

Switzerland

Attention: Executive Vice President and Corporate Secretary

Fax: 281-596-4486

With a copy to:

Chairman of Compensation Committee

c/o Noble Corporation

Dorfstrasse 19A

6340 Baar

Switzerland

Fax: 281-596-4486

(b) If to Employee, when delivered by hand, confirmed fax or mail (registered or certified mail with postage prepaid) to:

The address and number, if any, set forth opposite

Employee’s signature below

Either party may at any time give to the other notice in writing of any change of address of the party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NOBLE CORPORATION

By
Name:	Julie J. Robertson
Title:	Executive Vice President and Corporate Secretary

Employee address:

«First_Name» «MI» «Last_Name»

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